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                                                                    EXHIBIT 10.b

                                October 14, 2002

Mr. Steven Black
21 Heather Lane
Darien, CT 06820

Dear Steve:

This Letter of Agreement will supercede your Letter of Agreement dated December 3, 2001.

It is our pleasure to promote you to Executive Vice President, Operations and Chief Information Officer at Oxford Health Plans, Inc. (the "Corporation"). Your base salary will be a gross amount (prior to necessary payroll deductions) of $375,000 per year, which you will receive in bi-weekly payments of $14,423.08. In this position, you will report to the President of the Corporation. The effective date of your promotion is the date on which the organizational changes discussed with you have been implemented (the "Effective Date"). The term of this Agreement shall be two (2) years from the Effective Date and this Agreement shall renew for successive two (2) year terms unless either party provides written notice of non-renewal prior to the end of the then existing term.

As Executive Vice President, you shall render executive, policy and other management services to the Corporation of the type customarily performed by persons serving in a similar capacity, subject to the powers by law vested in the Board and in the Corporation's stockholders. You shall perform the duties and responsibilities of your position diligently and to the best of your ability, and in compliance with all applicable laws and the Corporation's Certificate of Incorporation and Bylaws, as they may be amended from time to time.

During your continued employment with the Corporation, you are also eligible for compensation and benefits in accordance with the Corporation's policies. More specifically:

1. You will be eligible to participate in Oxford's executive annual bonus plan. This performance-based plan provides discretionary awards, which range from 0-75% of your base salary with a target bonus opportunity of 60% of your base salary. Oxford reserves the right to implement or discontinue bonus plans at its own discretion. Eligibility for any given plan does not guarantee participation.

2. You will be eligible to participate in Oxford's long-term cash incentive compensation plan. This plan is based on a three-year performance period of earnings per share growth with a target opportunity of 80% of your base salary and will be administered in

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Mr. Steven Black
October 14, 2002
Page 2

         accordance with the long-term cash incentive compensation plan document. You will participate at the EVP level on your Effective Date.

3. You are eligible for Oxford's Health Coverage (Medical, Dental, and Prescription Drug coverage), Life, AD&D, Disability Insurance and Tuition Reimbursement in accordance with plan requirements. In addition, you will continue to accumulate 23 Select Days (paid days off) per calendar year.

4. You are eligible to participate in the Corporation's 401(k) Savings Plan in accordance with the plan requirements.

5. Since you continue to be in a key position, the Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement you entered into at the time of hire remains in effect. The protections provided by this Agreement are necessary to safeguard Oxford's Confidential Information and other business interests.

6. You will be granted 100,000 stock options, pursuant to the Corporation's 1991 Stock Option Plan (the "Plan") vesting in four equal annual installments at a grant price equal to the closing price of Oxford stock on your Effective Date, in accordance with the terms of the Plan.

7. The Corporation may terminate this Agreement at any time for "Cause" or decline to renew this Agreement at the end of a term for "Cause". Termination or failure to renew for Cause shall mean termination by the Corporation because you (i) engage in the following conduct in connection with your employment with the Corporation; personal dishonesty, fraud, willful misconduct, breach of fiduciary duty involving personal profit, breach of a restrictive covenant against competition, disclosure of confidential information of the Corporation, willful and continued failure to substantially perform your duties for the Corporation provided you receive thirty days notice of such failure and you are given the opportunity to remedy such failure within such thirty day period or (ii) willfully violate any law, rule, or regulation (other than traffic violations or similar offense), which willful violation materially impacts the performance of your duties to the Corporation.

8. In the event your employment is terminated by the Corporation without Cause (other than for retirement, disability or death), or by you for Good Reason (as defined below in paragraph 10), or if the Corporation fails to renew this Agreement at the end of a term without cause, then the Corporation shall (1) pay you an amount equal to your base salary at the time of your Employment Termination Date, (2) the greater of your target annual performance bonus or the annual performance bonus paid to you in respect of the fiscal year immediately preceding your date of termination and (3) continue Oxford provided medical and dental benefits for up to 12 months following your Employment Termination Date, provided that if you become employed and become eligible for benefits from another employer during such 12 month period, your medical and dental benefits from the Corporation shall cease. The severance payments will be made via salary continuation through Oxford's normal payroll cycle over the course of 12 months provided you are in compliance with Paragraphs 14 and 15.

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Mr. Steven Black
October 14, 2002
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9.       In the event your employment is terminated by the Corporation without
         Cause or by you for Good Reason (as defined below in paragraph 11), within the 24-month period following a Change in Control, then the Corporation shall (1) pay you an amount equal to two (2) times your base salary, (2) pay you an amount equal to two (2) times the highest annual performance bonus paid to you during the two years immediately preceding the Change in Control, and (3) continue Oxford provided medical and dental benefits for 12 months following your employment termination date The severance payments will be made via a lump sum payment within ten (10) days of any such termination pursuant to this Paragraph 9, provided you are in compliance with Paragraphs 14 and 15.

10. Termination by you for Good Reason outside of a Change in Control shall mean termination based on the occurrence without your express consent of any of the following: (i) a significant diminution by the Corporation of your duties and responsibilities, or an adverse change in reporting such that you no longer report to the President of the Corporation, or a person of equivalent or higher rank other than for Cause or disability or (ii) a reduction in your base salary, other than as part of an across-the-board salary reduction generally imposed on executives of the Corporation.

11. Termination by you for Good Reason following a Change in Control shall mean termination based on the occurrence without your express consent of any of the following: (i) a significant diminution by the Corporation of your duties and responsibilities, or an adverse change in reporting such that you no longer report to the President of the Corporation, or a person of equivalent or higher rank other than for cause or disability (ii) a reduction in your base salary, bonus potential or benefits, other than as part of an across-the-board reduction generally imposed on executives of the Corporation, (iii) any requirement of the Corporation that you be based anywhere more than thirty miles from the office where you are located at the time of the Change in Control or (iv) the business travel requirement becomes substantially greater than immediately prior to the Change in Control. In any event, you agree not to terminate your employment with the Corporation (other than for Good Reason following a Change in Control or for retirement) during the 90-day period following a Change in Control.

12. For purposes of this Agreement (including without limitation paragraph 10 and paragraph 11), Good Reason shall not exist until after you have given the Corporation notice of the applicable event within 90 days of such event and which is not remedied within 30 days after receipt of written notice from you specifically delineating such claimed event and setting forth your intention to terminate employment if not remedied; provided that if the specified event cannot reasonably be remedied within such 30-day period and the Corporation commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute Good Reason.

13. Change in control, for the purposes of this Agreement shall have the same meaning ascribed thereto in the Plan, as amended from time to time and any successor thereto.

14. The severance payments provided hereunder shall constitute the exclusive payments due you from, and the exclusive obligation of, the Corporation in the event of any termination

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Mr. Steven Black
October 14, 2002
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         of your employment, except for any benefits which may be due you in the normal course under any employee benefit plan of the Corporation (other than any severance pay plan) which provides benefits after termination of employment. The obligation to make the severance payments hereunder is conditioned upon your execution and delivery to the Corporation of a release, in form satisfactory to the Corporation, of any claims you may have as a result of your employment or termination of employment under any federal, state or local law, excluding any claim for benefits which may be due you in normal course under any employee benefit plan of the Corporation (other than any severance pay plan) which provides benefits after termination of employment. The obligation to make the payments hereunder is further conditioned upon the terms set forth in Paragraph 15 hereof.

15. You agree that any right to receive payments hereunder will cease if during your employment and the one-year period following your termination of employment you violate the terms of the Confidentiality, Non-Competition and Non-Solicitation Agreement.

16. If payments are due you pursuant to Paragraphs 8 or 9 and you are in compliance with Paragraphs 14 and 15, then the Corporation shall pay to you an amount which, on an after-tax basis (including federal income and excise taxes and state and local income taxes), equals the excise tax, if any, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), upon you by reason of "parachute payments" (as defined in Section 280G(b) (2) of the Code) made by the Corporation or its subsidiaries or affiliate.

Congratulations again on your promotion and please indicate your agreement by signing below and retaining one copy for your records.

                                                        Sincerely,

                                                        /s/ Charles G. Berg

                                                        Charles G. Berg

Agreed and Accepted:

   /s/ Steven H. Black                                  1/14/02
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Steven Black                                            Date